UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 31, 2009

Intelli-Check – Mobilisa, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-15465	11-3234779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

191 Otto Street, Port Townsend, WA		98368
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (360) 344-3233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a material definitive agreement.

On August 31, 2009 Intelli-Check - Mobilisa, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Positive Access Corporation and its shareholders.  Pursuant to the Merger Agreement, the Company is paying approximately $2.225 million to the former shareholders of Positive Access Corporation, represented by $1.225 million in cash and $1.0 million in shares of the Company’s common stock, based on a thirty day average prior to the closing.  The terms include $625,000 in initial cash payment, and $800,000 of IDN stock, with remaining payments in stock and cash at twelve and twenty-four months from closing, subject to certain contingencies.

The Merger Agreement contains customary representations, warranties, covenants and indemnification provisions.  The foregoing description of the Merger Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this report and is incorporated herein by reference.

The transaction contemplated by the Merger Agreement was consummated on August 31, 2009 with merger filings with the Secretary of State of the states of Minnesota and Delaware.

A press release announcing the transaction is attached as Exhibit 99.1 to this report.

Item 9.01.            Exhibits.

Exhibit	Description
2.1	Agreement and Plan of Merger, dated August 31, 2009
99.1	Press Release dated August 31, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLI-CHECK – MOBILISA, INC.

By:	/s/ Peter J. Mundy
Name: Peter J. Mundy
Title: Chief Financial Officer

Dated:  September 1, 2009

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger, dated August 31, 2009
99.1	Press Release dated August 31, 2009